EXHIBIT 2.1
                               PROMISSORY NOTE


$30,000,000.00                                             As of July 22, 1997

                                                           Biloxi, Mississippi

  FOR VALUE RECEIVED, the undersigned, PRESIDENT BROADWATER HOTEL, L.L.C., a Mississippi limited liability company, whose mailing address is 2110 Beach Boulevard, Biloxi, Mississippi 39531 ("Borrower"), jointly and severally, if more than one, promises to pay to the order of LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation ("Lender"), without grace except as expressly provided herein, at Lender's principal place of business at 3 World Financial Center, 12th Floor, 200 Vesey Street, New York, New York 10285-1200, or at such other place as Lender may designate to Borrower in writing from time to time, the principal sum of THIRTY MILLION and NO/100 DOLLARS ($30,000,000.00), together with interest on so much thereof as is from time to time outstanding and unpaid, from the date of the advance of the principal evidenced hereby, at the "Applicable Interest Rate" (as such term is defined in Section 1.01(b), below), in lawful money of the United States of America, which shall at the time of payment be legal tender in payment of all debts and dues, public and private.

                       ARTICLE I - TERMS AND CONDITIONS

  1.01  Accrual and Calculation of Interest.

        (a) Interest shall accrue on the outstanding principal balance of this Promissory Note (this "Note") at the "Applicable Interest Rate" (as defined in Section 1.01(b), below) in effect from time to time. Interest shall be computed hereunder based on a 360-day year, and shall accrue for each and every day (365 days per year, 366 days per leap year) on which any indebtedness remains outstanding hereunder. In computing the number of days during which interest accrues, the day on which funds are initially advanced shall be included regardless of the time of day such advance is made, and the day on which funds are repaid shall be included unless repayment is credited prior to close of business. Payments in federal funds immediately available in the place designated for payment received by Lender prior to 2:00 p.m. local time at said place of payment shall be credited prior to close of business, while other payments may, at the option of Lender, not be credited until immediately available to Lender in federal funds in the place designated for payment prior to 2:00 p.m. local time at said place of payment on a day on which Lender is open for business.

        (b) As used herein, the "Applicable Interest Rate" in effect at any time during any "Interest Period" (as defined in Section 1.01(d), below) hereunder shall mean an interest rate per annum equal to the greater of (A)

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eight and three-fourths percent (8.75%) or (B) a rate equal to four percent
(4.0%) plus "LIBOR" (as defined in Section 1.01(c), below) with respect to such Interest Period.

        (c) As used herein, the term "LIBOR" shall mean a rate effective for each "Interest Period" (as defined in Section 1.01(d), below), equal to the rate per annum (rounded upwards, if not already in even one-sixteenths of one percent, to the nearest one-sixteenth of one percent) published in the Money Rates section of the Wall Street Journal for the date which is two (2) "LIBOR Business Days" (as is defined in Section 1.01(e), below) prior to the first day of such Interest Period, as the London Interbank Offered Rate for U.S. dollar deposits having a designated maturity of one (1) month (or if such publication shall cease to be publicly available or if the information contained in such publication, in Lender's judgment, shall cease to accurately reflect such London Interbank Offered Rate, then Lender may select any publicly available source of similar market data that, in Lender's sole judgment, accurately reflects such London Interbank Offered Rate). Upon notice from Lender to Borrower, LIBOR shall be adjusted for reserves in a manner determined by Lender in good faith and consistent with the adjustment methods generally applied by Lender, to be sufficient to compensate Lender for the effect of such reserves on the net return to Lender from the interest and other payments under this Note. In determining such adjustments, Lender may use any reasonable averaging and attribution methods generally applied by Lender.

        (d) As used herein, the term "Interest Period" shall mean (i) with respect to the calculation of the first payment of interest due under this Note, the period commencing on the date hereof and continuing through July 31, 1997, and (ii) with respect to the calculation of each subsequent payment of interest due under this Note, the calendar month or portion thereof with respect to which such interest is due and payable.

        (e) As used herein, the term "LIBOR Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks in the City of London, England are required or permitted to be closed for interbank or foreign exchange transactions.

  1.02  Payments of Principal and Interest.

        (a) Borrower shall make monthly payments of interest accruing under this Note, as follows: On the first day of the second calendar month following the date of this Note, and on the first day of each calendar month thereafter through and including the "Maturity Date" (as defined in Section 1.02(b), below), Borrower shall pay to Lender all interest accrued under this Note at the Applicable Interest Rate during the immediately preceding calendar month, except that the first payment of interest shall include all interest accrued from and after the date of this Note.

        (b) As used herein, the term "Maturity Date" shall mean July 22, 2000.


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        (c)  On the Maturity Date, the entire outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall be due and payable in full.

        (d) All payments due under this Note shall be payable without setoff, counterclaim or any other deduction whatsoever.

  1.03  Prepayment.

        (a) The principal indebtedness evidenced by this Note may be prepaid in whole but not in part (except as otherwise specifically provided in Section 1.03(b), below), provided (i) written notice of such prepayment is received by Lender not less than thirty (30) days prior to the date of such prepayment,
(ii) such prepayment is accompanied by all interest accrued but unpaid hereunder (or, in the case of a permitted partial prepayment, that portion of such accrued interest which is attributable to the principal sum prepaid) and all other sums due hereunder or under the other "Loan Documents" (as defined in Section 1.04, below), (iii) if such prepayment is made other than on the first day of a calendar month, such prepayment is also accompanied by the prepayment premium required pursuant to Section 1.03(c) hereinbelow, and (iv) unless such prepayment is a permitted or mandatory partial prepayment, such prepayment is also accompanied by the final installment of the loan fee required under Section 1.08 hereinbelow.

        (b)  Partial prepayments of this Note shall not be permitted, except
(i) partial prepayments resulting from Lender applying insurance or condemnation proceeds to reduce the outstanding principal balance of this Note as provided in the "Security Instrument" (as defined hereinbelow), or (ii) the partial prepayment resulting from the application of disbursements made in accordance with the "Lockbox Agreement" (as defined hereinbelow).

        (c) In the event that Borrower shall prepay any portion of the principal evidenced by this Note other than on the first day of a calendar month, then Borrower shall pay, in addition to all other amounts required to be paid under Sections 1.03(a) and 1.03(b) hereinabove, a prepayment premium equal to the amount of interest which would have accrued on the principal amount so prepaid during the remainder of the calendar month following the last day for which interest accrued on said amount so prepaid. The prepayment fees provided for herein shall be due, to the extent permitted by applicable law, under any and all circumstances where all or any portion of this Note is paid prior to the Maturity Date and other than on the first day of a calendar month, whether such prepayment is voluntary or involuntary, even if such prepayment results from Lender's exercise of its rights upon Borrower's default and acceleration of the maturity date of this Note (irrespective of whether foreclosure proceedings have been commenced), and shall be in addition to any other sums due hereunder or under any of the other "Loan Documents" (as defined in Section 1.04, below). No tender of a prepayment of this Note with respect to which a prepayment fee is due shall be effective unless such prepayment is accompanied by the prepayment fee.

  1.04  Security.  The indebtedness evidenced by this Note and the obligations

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created hereby are secured by, among other things (i) that certain Deed of
Trust, Security Agreement and Fixture Filing relating to Broadwater Beach Hotel and Resort, the Sun Golf Course and related properties (the "Security Instrument"); and (ii) that certain Security Agreement and Lockbox Agreement of even date herewith among Borrower, Lender and Lender's servicer (the "Lockbox Agreement"). The Security Instrument and the Lockbox Agreement, together with this Note and all other documents to or of which Lender is a party or beneficiary now or hereafter evidencing, securing, guarantying, modifying or otherwise relating to the indebtedness evidenced hereby, are herein referred to collectively as the "Loan Documents." All of the terms and provisions of the Loan Documents are incorporated herein by reference. Some of the Loan Documents are to be filed for record on or about the date hereof in the appropriate public records.

  1.05 Late Charge. If any sum payable under this Note (other than the final payment of the principal balance due on the Maturity Date) is not paid prior to the tenth (10th) day following the date such sum is due, then Borrower shall pay to Lender on demand an amount equal to four percent (4.0%) of such past due sum to defray the expenses incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of use of such delinquent payment, and such amount shall be secured by the Security Instrument and the other Loan Documents.

  1.06 Default; Default Interest Rate. It is hereby expressly agreed that should any payment of principal or interest required under this Note not be made within ten (10) days of the date such payment is due (it being understood and agreed, however, that no grace period is provided for the payment of principal and interest due on the Maturity Date), or should any other default occur under any of the Loan Documents which is not cured within any applicable grace or cure period, then a default shall exist hereunder, and in such event the indebtedness evidenced hereby, including all sums advanced or accrued hereunder or under any other Loan Document, and all unpaid interest accrued thereon, shall, at the option of Lender and without notice to Borrower, at once become due and payable and may be collected forthwith, whether or not there has been a prior demand for payment and regardless of the stipulated date of maturity. So long as any default exists hereunder, regardless of whether or not there has been an acceleration of the indebtedness evidenced hereby, and at all times after maturity of the indebtedness evidenced hereby (whether by acceleration or otherwise), interest shall accrue on the outstanding principal balance of this Note at a rate per annum (the "Default Interest Rate") equal to four percent (4.0%) plus the Applicable Interest Rate which would be in effect hereunder absent such default or maturity, or if such increased rate of interest may not be collected under applicable law, then at the maximum rate of interest, if any, which may be collected from Borrower under applicable law, and such default interest shall be immediately due and payable. Borrower acknowledges that it would be extremely difficult or impracticable to determine Lender's actual damages resulting from any late payment or default, and such late charges and default interest are reasonable estimates of those damages and do not constitute a penalty. The remedies of Lender in this Note or in the Loan Documents, or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together

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in Lender's discretion.  In the event this Note, or any part hereof, is collected by or through an attorney-at-law, Borrower agrees to pay all costs of collection including, but not limited to, reasonable attorneys' fees and expenses.

  1.07  Limitations on Recourse.

        (a) Notwithstanding anything in the Loan Documents to the contrary, but subject to the qualifications hereinbelow set forth, Lender agrees that
(i) Borrower shall be liable upon the indebtedness evidenced hereby and for the other obligations arising under the Loan Documents to the full extent (but only to the extent) of the security therefor, the same being all properties (whether real or personal), rights, estates and interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents (collectively, the "Security Property"),
(ii) if default occurs in the timely and proper payment of all or any part of such indebtedness evidenced hereby or in the timely and proper performance of the other obligations of Borrower under the Loan Documents, then, except as may be expressly set forth in any indemnity or guaranty securing this Note, or in any of the other Loan Documents (A) any judicial proceedings brought by Lender against Borrower or any indemnitor or guarantor of the indebtedness evidenced by this Note, shall be limited to the preservation, enforcement and foreclosure, or any thereof, of the liens, security titles, estates, assignments, rights and security interests now or at any time hereafter securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents, and (B) no attachment, execution or other writ of process shall be sought, issued or levied upon any assets, properties or funds of Borrower or such indemnitor or guarantor other than the Security Property except with respect to the liability described below in this Section and in such indemnities and guaranties, and (iii) except as may be expressly set forth in any indemnity or guaranty securing this Note, or in any of the other Loan Documents, in the event of a foreclosure of such liens, security titles, estates, assignments, rights or security interests securing the payment of this Note and/or the other obligations of Borrower under the Loan Documents, no judgment for any deficiency upon the indebtedness evidenced hereby shall be sought or obtained by Lender against Borrower or any indemnitor or guarantor, except with respect to the liability described below in this Section 1.07 and/or to the extent necessary to enforce Lender's rights with respect to the Security Property.

        (b) Notwithstanding the provisions of Section 1.07(a), above, Borrower and "Guarantors" (as defined in this Section 1.07(b), below) shall be fully and personally liable and subject to legal action for, and shall indemnify Lender for and with respect to, (i) proceeds paid under any insurance policies (or paid as a result of any other claim or cause of action against any person or entity) by reason of damage, loss or destruction to all or any portion of the Security Property, to the full extent of such proceeds not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender; (ii) proceeds or awards resulting from the condemnation or other taking in lieu of condemnation of all or any portion of the Security Property, to the full extent of such proceeds

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or awards not previously delivered to Lender, but which, under the terms of the Loan Documents, should have been delivered to Lender; (iii) all tenant security deposits or other refundable deposits paid to or held by Borrower or any other person or entity in connection with leases of all or any portion of the Security Property which are not applied in accordance with the terms of the applicable lease or other agreement, or which are not delivered to Lender upon a foreclosure of the Security Property or action in lieu thereof, unless such deposits have previously been delivered to Lender's servicer pursuant to the Lockbox Agreement; (iv) rent and other payments received from tenants under leases of all or any portion of the Security Property paid more than one month in advance, except to the extent such rent and other payments have been deposited in the "Lockbox Account" established pursuant to the Lockbox Agreement; (v) rents, issues, profits, revenues and proceeds of accounts or general intangibles of all or any portion of the Security Property received or applicable to a period after any notice of default from Lender under the Loan Documents, except to the extent such rents, issues, profits or revenues have been deposited in the "Lockbox Account" established pursuant to the Lockbox Agreement; (vi) waste committed on the Security Property, damage to the Security Property as a result of the intentional misconduct or negligence of Borrower or any of its principals, officers or general partners, or any agent or employee of such persons, or any removal or disposal of the Security Property in violation of the terms of the Loan Documents; (vii) any valid taxes, assessments, mechanic's liens, materialmen's liens or other liens not paid to the appropriate payee which could create liens on any portion of the Security Property which would be superior to the lien or security title of the Security Instrument or the other Loan Documents, to the full extent of the amount claimed by any such lien claimant; (viii) all obligations and indemnities of Borrower under the Loan Documents relating to hazardous or toxic substances or compliance with environmental laws and regulations to the full extent of any losses or damages (including those resulting from diminution in value of any Security Property) incurred by Lender as a result of the existence of such hazardous or toxic substances or failure to comply with environmental laws or regulations; (ix) failure of the Security Property to be in compliance with the requirements of the Americans with Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, all state and local laws and ordinances related to handicapped access and all rules, regulations, and orders issued pursuant thereto including, without limitation, the Americans with Disabilities Act Accessibility Guidelines for Buildings and Facilities;
(x) failure to operate and maintain the Security Property in accordance with other laws, ordinances and regulations relating thereto; (xi) all obligations of Borrower under the Loan Documents to indemnify, hold harmless or defend Lender against any claims, actions or demands against Lender relating to the loan evidenced hereby, the Loan Documents or the Property other than those finally determined to have resulted solely from the gross negligence or willful misconduct of Lender; (xii) fraud or material misrepresentation by Borrower or any member or general partner in Borrower, or by any principals, officers or general partners of Borrower or any member or general partner in Borrower, or by any guarantor, any indemnitor or any agent, employee or other person authorized or apparently authorized to make statements or representations on behalf of Borrower or any member or general partner in Borrower, or on behalf of any principal, officer or general partner of

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Borrower or of any member or general partner in Borrower, or on behalf of any guarantor or any indemnitor, to the full extent of any losses, damages and expenses incurred by Lender on account thereof; (xiii) the amount of any loss or damage to the Security Property resulting from flood or earthquake, to the extent such loss or damage is not covered by flood or earthquake insurance, respectively (whether such lack of coverage results from coverage limits, deductibles, coinsurance provisions, or otherwise); (xiv) the amount of any loss, damage or liability incurred by Lender as a result of Borrower's hazard insurance coverage on the Security Property being less than full replacement cost coverage; (xv) any loss of the Security Property due to forfeiture thereof or of any portion thereof or interest therein as a result of any criminal or quasi-criminal activity by Borrower (or any person so related to Borrower or the Security Property that the Security Property or any portion thereof or any interest therein might be forfeited on account of the activity of such person), to the full extent of the diminution in the net realizable value to Lender of the Security Property; (xvi) costs and expenses (including, without limitation, attorney's fees) incurred by Lender in the enforcement of Lender's rights and remedies under this Note or any of the other Loan Documents, or at law or in equity with respect to the loan evidenced and secured by the Loan Documents; and (xvii) the amount of any loss, damage or liability incurred by Lender as a result of any default under, transfer or assignment of, or cancellation, rejection, surrender, amendment or modification of that certain Ground Lease Agreement, dated May 24, 1995, by and between the Mississippi Division of the United Sons of Confederate Veterans (the "Confederate Veterans") and BH Acquisition Corporation, as assigned to Borrower (the "Lease"), or as a result of Borrower's failure to obtain a Consent, Estoppel and Non-Disturbance and Modification Agreement substantially in the form previously provided by Lender to Borrower, or otherwise in form and substance satisfactory to Lender, including, without limitation, any losses, costs or expenses incurred in connection with construction of substitute fairways, tee boxes and greens and any other improvements presently located on the property affected by the Lease, including the costs of obtaining any necessary governmental consents or approvals, permits or rezonings for such purpose. Nothing contained in this
Section 1.07 shall (A) be deemed to be a release or impairment of the indebtedness evidenced by this Note or the other obligations of Borrower under the Loan Documents or the lien of the Loan Documents upon the Security Property, or (B) preclude Lender from foreclosing the Loan Documents in case of any default or from enforcing any of the other rights of Lender except as stated in this section, or (C) limit or impair in any way whatsoever the Indemnity and Guaranty Agreement of even date herewith executed and delivered by President Casinos, Inc. and President Riverboat Casino-Mississippi, Inc. (collectively, "Guarantors" and individually, a "Guarantor") in connection with the indebtedness evidenced by this Note or release, relieve, reduce, waive or impair in any way whatsoever, any obligation of any party to such Indemnity and Guaranty Agreement.

        (c) Notwithstanding the provisions of Section 1.07(a), above, the agreement of Lender not to pursue recourse liability as set forth in such
Section 1.07(a) SHALL BECOME NULL AND VOID and shall be of no further force or effect and this Note shall become fully recourse to Borrower in the event: (i)

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of a voluntary bankruptcy filing by Borrower, any member or general partner in
Borrower, any Guarantor, or President Riverboat Casino-Mississippi, Inc. ("President Mississippi") or any person or entity succeeding to the rights of President Mississippi under that certain Restated Lease Agreement dated November, 1992, and effective as of July 15, 1992, as amended, between BH Acquisition Corporation and President Mississippi (President Mississippi and any such person or entity succeeding to such rights under the Restated Lease Agreement being hereinafter referred to as "Sublessee"), or an involuntary filing against Borrower, any member or general partner in Borrower, any Guarantor or Sublessee not dismissed within ninety (90) days (except if such involuntary action is brought by Lender); (ii) of failure to permit on-site inspections of the Security Property in accordance with the terms of the Security Instrument or failure to deliver financial information as required under the Loan Documents, subject to any notice and right to cure provisions set forth therein; (iii) any financial information concerning Borrower, any member or general partner in Borrower, any Guarantor or Sublessee submitted to Lender by any of them is fraudulent in any respect, contains any fraudulent information or misrepresents in any material respect the financial condition of Borrower, any member or general partner in Borrower, any Guarantor or Sublessee; (iv) of Borrower's failure to obtain Lender's prior written consent to any subordinate financing secured by the Security Property as required under Section 1.13 of the Security Instrument; (v) of Borrower's failure to obtain Lender's prior written consent to any transfer of the Security Property or of any direct or indirect ownership interest in Borrower to the extent such consent is required under the Loan Documents; or (vi) Borrower contests the validity or enforceability of the Loan Documents and/or asserts defenses for the sole purpose of delaying, hindering or impairing Lender's rights or remedies under the Loan Documents or at law or in equity.

  1.08 Loan Fee. Borrower shall pay to Lender a loan fee in the amount of $7,000,000.00 (the "Loan Fee Amount") which shall be fully earned and nonrefundable when due; provided, however, that if the indebtedness evidenced by this Note and the other Loan Documents shall be repaid in full on or before September 30, 1998, then the Loan Fee Amount shall be reduced to $5,500,000.00. Said Loan Fee Amount shall be due and payable at the earliest of (a) the time of repayment in full of the indebtedness evidenced by this Note and the other Loan Documents, (b) the Maturity Date, or (c) the date of maturity of the indebtedness evidenced hereby by acceleration (as contemplated by Section 1.06 hereof or by any other provision of the Loan Documents requiring payment in full of such indebtedness). Interest on the Loan Fee Amount shall begin to accrue hereunder in accordance with Section 1.01 of this Note as of (but not before) the date on which the Loan Fee Amount becomes payable pursuant to the Security Instrument.

                       ARTICLE II - GENERAL CONDITIONS

  2.01 No Waiver; Amendment. No failure to accelerate the debt evidenced hereby by reason of default hereunder, acceptance of a partial or past due payment, or indulgences granted from time to time shall be construed (i) as a novation of this Note or as a reinstatement of the indebtedness evidenced hereby or as a waiver of such right of acceleration or of the right of Lender

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thereafter to insist upon strict compliance with the terms of this Note, or
(ii) to prevent the exercise of such right of acceleration or any other right granted hereunder or by any applicable laws; and Borrower hereby expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing. No extension of the time for the payment of this Note or any installment due hereunder, made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the original liability of Borrower under this Note, either in whole or in part unless Lender agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

  2.02 Waivers. Presentment for payment, notice of intention to accelerate, notice of acceleration, demand, protest and notice of demand, protest and nonpayment and all other notices are hereby waived by Borrower. Borrower hereby further waives and renounces, to the fullest extent permitted by law, all rights to the benefits of any statute of limitations and any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, exemption and homestead now or hereafter provided by the Constitution and laws of the United States of America and of each state thereof, both as to itself and in and to all of its property, real and personal, against the enforcement and collection of the obligations evidenced by this Note or the other Loan Documents.

  2.03 Limit of Validity. The provisions of this Note and of all agreements between Borrower and Lender, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid ("Interest") to Lender for the use, forbearance or retention of the money loaned under this Note exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, performance or fulfillment of any provision hereof or of any agreement between Borrower and Lender shall, at the time performance or fulfillment of such provision shall be due, exceed the limit for Interest prescribed by law or otherwise transcend the limit of validity prescribed by applicable law, then ipso facto the obligation to be performed or fulfilled shall be reduced to such limit and if, from any circumstance whatsoever, Lender shall ever receive anything of value deemed Interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive Interest shall be applied to the reduction of the principal balance owing under this Note in the inverse order of its maturity (whether or not then due) or at the option of Lender be paid over to Borrower, and not to the payment of Interest. All Interest (including any amounts or payments deemed to be Interest) paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal balance of this Note so that the Interest thereof for such full period will not exceed the maximum amount permitted by applicable law. This
Section 2.03 will control all agreements between Borrower and Lender.

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  2.04  Use of Funds.  Borrower hereby warrants, represents and covenants that all funds disbursed hereunder shall be used for business or commercial purposes and that no funds disbursed hereunder shall be used for personal, family or household purposes.

  2.05 Unconditional Payment. Borrower is and shall be obligated to pay principal, interest and any and all other amounts which become payable hereunder or under the other Loan Documents absolutely and unconditionally and without any abatement, postponement, diminution or deduction and without any reduction for counterclaim or setoff. In the event that at any time any payment received by Lender hereunder shall be deemed by a court of competent jurisdiction to have been a voidable preference or fraudulent conveyance under any bankruptcy, insolvency or other debtor relief law, then the obligation to make such payment shall survive any cancellation or satisfaction of this Note or return thereof to Borrower and shall not be discharged or satisfied with any prior payment thereof or cancellation of this Note, but shall remain a valid and binding obligation enforceable in accordance with the terms and provisions hereof, and such payment shall be immediately due and payable upon demand.

  2.06  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

        (a) BORROWER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL,
(A) SUBMITS TO PERSONAL JURISDICTION IN THE STATE WHERE THE SECURITY PROPERTY IS LOCATED OVER ANY SUIT, ACTION OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS NOTE, (B) AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COUNTY WHERE THE PROPERTY IS LOCATED, (C) SUBMITS TO THE JURISDICTION OF SUCH COURTS AND, (D) TO THE FULLEST EXTENT PERMITTED BY LAW, AGREES THAT BORROWER WILL NOT BRING ANY ACTION, SUIT OR PROCEEDING IN ANY FORUM OTHER THAN SUCH COURTS IN NEW YORK COUNTY, NEW YORK (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF LENDER TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM). BORROWER FURTHER CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED ON THE FIRST PAGE HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW).

        (b) BORROWER AND LENDER, TO THE FULL EXTENT PERMITTED BY LAW, HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS NOTE OR ANY CONDUCT, ACT OR OMISSION OF LENDER OR BORROWER, OR ANY OF THEIR DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR BORROWER, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

  2.07  Miscellaneous.  This Note shall be interpreted, construed and enforced

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
according to the laws of the State of Mississippi without giving effect to its principles of choice of law or conflicts of law. The terms and provisions hereof shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law. As used herein, the terms "Borrower" and "Lender" shall be deemed to include their respective heirs, executors, legal representatives, successors, successors-in-title and assigns, whether by voluntary action of the parties or by operation of law. If Borrower consists of more than one person or entity, each shall be jointly and severally liable to perform the obligations of Borrower under this Note. All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural and vice versa. Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provisions hereof. Time is of the essence with respect to all provisions of this Note. This Note and the other Loan Documents contain the entire agreements between the parties hereto relating to the subject matter hereof and thereof, and any and all prior written agreements and any and all prior and contemporaneous oral agreements relative hereto and thereto which are not contained herein or therein are terminated.

  IN WITNESS WHEREOF, Borrower has executed this Note under seal as of the date first above written.

                                          PRESIDENT  BROADWATER HOTEL, L.L.C.,
                                          a Mississippi limited liability
                                          company

                                          By:  Broadwater Hotel, Inc., a
                                          Mississippi corporation, as manager


                                             By:   /s/John S. Aylsworth
                                                   ---------------------------
                                             Name: John S. Aylsworth
                                                   ---------------------------
                                                   Executive Vice President
                                      11